WESTERN NEW ENGLAND BANCORP, INC. 8-K

Exhibit 99.1

For further information contact:
James C. Hagan, President and CEO
Guida R. Sajdak, Executive Vice President and CFO
Meghan Hibner, First Vice President and Investor Relations Officer
413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, July 22, 2025: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and six months ended June 30, 2025. For the three months ended June 30, 2025, the Company reported net income of $4.6 million, or $0.23 per diluted share, compared to net income of $3.5 million, or $0.17 per diluted share, for the three months ended June 30, 2024. On a linked quarter basis, net income was $4.6 million, or $0.23 per diluted share, as compared to net income of $2.3 million, or $0.11 per diluted share, for the three months ended March 31, 2025. For the six months ended June 30, 2025, net income was $6.9 million, or $0.34 per diluted share, compared to net income of $6.5 million, or $0.31 per diluted share, for the six months ended June 30, 2024.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.07 per share on the Company’s common stock. The dividend will be payable on or about August 20, 2025 to shareholders of record on August 6, 2025.

James C. Hagan, President and Chief Executive Officer, commented, “We are pleased to report solid earnings for the second quarter of 2025, along with strong overall loan growth and core deposit growth. Core deposits increased $81.4 million, or 5.2%, since year-end, which will be beneficial as we continue to lower deposit costs and reduce our reliance on time deposits. We are also pleased to report that our commercial and industrial loan portfolio increased $22.8 million, or 10.8%, during the six months ended June 30, 2025, and our residential real estate portfolio increased $29.7 million, or 3.8%, during the same period. Growth in commercial and industrial loans is a strategic priority for the Company as we remain focused on meeting the needs of our business and commercial customers.

We believe our balance sheet structure will continue to have a positive impact on earnings in the current interest rate environment. Net interest income increased $2.1 million, or 13.6%, from the three months ended March 31, 2025 to the three months ended June 30, 2025, while the net interest margin increased 31 basis points from 2.49% to 2.80% during the same period. Our loan growth and disciplined approach to managing funding costs have allowed us to expand our net interest margin as we continue to decrease the cost of interest-bearing liabilities and our reliance on time deposits. Our asset quality remains solid, with nonperforming assets to total assets of 0.21%, and total delinquency as a percentage of total loans of 0.18%.”

Hagan concluded, “Our capital position continues to remain strong, and the Company is considered to be well-capitalized as defined by the regulators. We remain disciplined in our capital management strategies and during the six months ended June 30, 2025, we repurchased 497,318 shares of common stock with an average price per share of $9.31. We continue to believe that buying back shares, at current prices, represents a prudent use of the Company’s capital. On April 22, 2025, we announced a new repurchase plan (the “2025 Plan”) which commenced upon the completion of the 2024 Repurchase Plan (the “2024 Plan”). On June 3, 2025, we announced the completion of the 2024 Plan, under which the Company repurchased a total of 1.0 million shares at an average price per share of $8.79. We are pleased with our second quarter results and are committed to delivering long-term value to shareholders through capital management strategies, which include continued loan growth, share repurchases and quarterly cash dividends.”

1

Key Highlights:

Loans and Deposits

Total gross loans increased $22.1 million, or 1.1%, from $2.1 billion, or 77.9% of total assets, at December 31, 2024 to $2.1 billion, or 77.1% of total assets, at June 30, 2025. The increase in total gross loans was primarily driven by an increase in residential real estate loans, including home equity loans, of $29.7 million, or 3.8%, and an increase in commercial and industrial loans of $22.8 million, or 10.8%. These increases were partially offset by a decrease in commercial real estate loans of $29.5 million, or 2.7%, and a decrease in consumer loans of $879,000, or 20.0%.

At June 30, 2025, total deposits of $2.3 billion increased $67.5 million, or 3.0%, from December 31, 2024. Core deposits, which the Company defines as all deposits except time deposits, increased $81.4 million, or 5.2%, from $1.6 billion, or 68.9% of total deposits, at December 31, 2024, to $1.6 billion, or 70.4% of total deposits, at June 30, 2025. Time deposits decreased $13.9 million, or 2.0%, from $703.6 million at December 31, 2024 to $689.7 million at June 30, 2025. Brokered time deposits, which are included in time deposits, totaled $1.7 million at December 31, 2024. The Company did not have brokered time deposits at June 30, 2025. The loan-to-deposit ratio decreased from 91.5% at December 31, 2024 to 89.8% at June 30, 2025.

Allowance for Loan Losses and Credit Quality

At June 30, 2025, the allowance for credit losses was $19.7 million, or 0.94% of total loans, compared to $19.5 million, or 0.94% of total loans, at December 31, 2024. The allowance for loan losses, as a percentage of nonaccrual loans, was 343.1% and 362.9% at June 30, 2025 and December 31, 2024, respectively. At June 30, 2025, nonaccrual loans totaled $5.8 million, or 0.27% of total loans, compared to $5.4 million, or 0.26% of total loans, at December 31, 2024. Total delinquent loans decreased from $5.0 million, or 0.24% of total loans, at December 31, 2024 to $3.9 million, or 0.18% of total loans, at June 30, 2025. At June 30, 2025 and December 31, 2024, the Company did not have any other real estate owned.

Net Interest Margin

The net interest margin increased 31 basis points, from 2.49% for the three months ended March 31, 2025 to 2.80% for the three months ended June 30, 2025. The net interest margin, on a tax-equivalent basis, increased 31 basis points from 2.51% for the three months ended March 31, 2025 to 2.82%, for the three months ended June 30, 2025.

Stock Repurchase Program

On April 22, 2025, the Board of Directors authorized the 2025 Plan, pursuant to which the Company may repurchase up to 1.0 million shares of its common stock, or approximately 4.8%, of the Company’s then-outstanding shares of common stock, upon the completion of the 2024 Plan. On June 3, 2025, the Company announced the completion of its 2024 Plan under which the Company repurchased a total of 1.0 million shares at an average price per share of $8.79.

During the three months ended June 30, 2025, the Company repurchased 290,609 shares of its common stock at an average price per share of $9.45. During the six months ended June 30, 2025, the Company repurchased 497,318 shares of its common stock at an average price per share of $9.31. As of June 30, 2025, there were 975,000 shares of common stock available for repurchase under the 2025 Plan.

The repurchase of shares under our 2025 Plan is administered through an independent broker. The shares of common stock repurchased under the 2025 Plan have been and will continue to be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that the Company’s management (“Management”) determines additional repurchases are not warranted. The timing and amount of additional share repurchases under the 2025 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

2

Book Value and Tangible Book Value

The Company’s book value per share was $11.68 at June 30, 2025 compared to $11.30 at December 31, 2024, while tangible book value per share, a non-GAAP financial measure, increased $0.38, or 3.6%, from $10.63 at December 31, 2024 to $11.01 at June 30, 2025. See pages 19-21 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

Net Income for the Three Months Ended June 30, 2025 Compared to the Three Months Ended March 31, 2025

For the three months ended June 30, 2025, the Company reported an increase in net income of $2.3 million, or 99.3%, from $2.3 million, or $0.11 per diluted share, for the three months ended March 31, 2025, to $4.6 million, or $0.23 per diluted share. Net interest income increased $2.1 million, or 13.6%, the provision for credit losses decreased $757,000, non-interest income increased $652,000, or 23.6%, and non-interest expense increased $472,000, or 3.1%. Return on average assets and return on average equity were 0.69% and 7.76%, respectively, for the three months ended June 30, 2025, compared to 0.35% and 3.94%, respectively, for the three months ended March 31, 2025.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income, our primary driver of revenues, increased $2.1 million, or 13.6%, to $17.6 million for the three months ended June 30, 2025, from $15.5 million for the three months ended March 31, 2025. The increase in net interest income was primarily due to an increase in interest income of $1.2 million, or 4.1%, and a decrease in interest expense of $933,000, or 7.2%. During the three months ended June 30, 2025, the Company recorded $425,000 in prepayment penalties related to payoffs in the commercial portfolio. The $933,000, or 7.2%, decrease in interest expense was primarily due to a decrease in average rates paid on interest-bearing deposits during the three months ended June 30, 2025, compared to the three months ended March 31, 2025.

The net interest margin was 2.80% for the three months ended June 30, 2025, compared to 2.49% for the three months ended March 31, 2025. The net interest margin, on a tax-equivalent basis, was 2.82% for the three months ended June 30, 2025, compared to 2.51% for the three months ended March 31, 2025. Excluding the prepayment penalties discussed above, the net interest margin increased 24 basis points from 2.49% for the three months ended March 31, 2025 to 2.73% for the three months ended June 30, 2025. The increase in the net interest margin was primarily due to an increase in the yield on average interest-earning assets and a decrease in the average cost of interest-bearing liabilities.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, increased 13 basis points from 4.56%, for the three months ended March 31, 2025 to 4.69% for the three months ended June 30, 2025. The average loan yield, without the impact of tax-equivalent adjustments, increased 16 basis points from 4.89%, for the three months ended March 31, 2025, to 5.05% for the three months ended June 30, 2025. During the same period, average loans increased $7.8 million, or 0.4%, and average securities increased $9.7 million, or 2.7%, while average short-term investments decreased $17.4 million, or 22.9%.

The average cost of total funds, including non-interest bearing accounts and borrowings, decreased 18 basis points from 2.16% for the three months ended March 31, 2025 to 1.98% for the three months ended June 30, 2025. The average cost of core deposits, which the Company defines as all deposits except time deposits, decreased seven basis points to 1.01% for the three months ended June 30, 2025, from 1.08% for the three months ended March 31, 2025. The average cost of time deposits decreased 42 basis points from 4.11% for the three months ended March 31, 2025, to 3.69% for the three months ended June 30, 2025. The average cost of borrowings, including subordinated debt, was 5.04% for the three months ended March 31, 2025 and for the three months ended June 30, 2025. Average demand deposits, an interest-free source of funds, increased $3.2 million, or 0.6%, from $569.6 million, or 24.8%, of total average deposits, for the three months ended March 31, 2025, to $572.8 million, or 24.9% of total average deposits, for the three months ended June 30, 2025.

3

(Reversal of) Provision for Credit Losses

During the three months ended June 30, 2025, the Company recorded a reversal of credit losses of $615,000, compared to a provision for credit losses of $142,000 during the three months ended March 31, 2025. The reversal of credit losses was a result of a recovery in the amount of $624,000 on a previously charged-off commercial relationship acquired on October 21, 2016 from Chicopee Bancorp, Inc. As of June 30, 2025, the relationship has been paid in full and the Company does not expect to charge-off or recover any additional funds from the borrower. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, tariffs, inflation and concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

During the three months ended June 30, 2025, the Company recorded net recoveries of $585,000 compared to net charge-offs of $29,000 for the three months ended March 31, 2025.

Non-Interest Income

On a sequential quarter basis, non-interest income increased $652,000, or 23.6%, to $3.4 million for the three months ended June 30, 2025, from $2.8 million for the three months ended March 31, 2025. During the three months ended June 30, 2025, service charges and fees on deposits increased $244,000, or 10.7%, to $2.5 million from the three months ended March 31, 2025. Income from bank-owned life insurance (“BOLI”) increased $43,000, or 9.1%, from the three months ended March 31, 2025 to $516,000 for the three months ended June 30, 2025.

During the three months ended June 30, 2025, the Company reported a gain of $4,000 from mortgage banking activities, compared to a gain of $7,000 during the three months ended March 31, 2025. During the three months ended June 30, 2025, the Company reported unrealized gains on marketable equity securities of $25,000, compared to unrealized losses of $5,000 during the three months ended March 31, 2025. During the three months ended June 30, 2025, the Company reported gains on non-marketable equity investments of $243,000 and did not have comparable income during the three months ended March 31, 2025. During the three months ended June 30, 2025, the Company reported $95,000 in other income from loan-level swap fees on commercial loans and did not have comparable income during the three months ended March 31, 2025.

Non-Interest Expense

For the three months ended June 30, 2025, non-interest expense increased $472,000, or 3.1%, to $15.7 million from $15.2 million for the three months ended March 31, 2025. Salaries and related benefits increased $418,000, or 5.0%, due to an increase in deferred compensation expense to reflect updated performance award estimates and a full quarter of annual salary merit increases. Debit card processing and ATM network costs increased $97,000, or 16.8%, professional fees increased $77,000, or 14.1%, data processing expense increased $51,000, or 5.8%, advertising expense increased $14,000, or 3.3%, furniture and equipment expense increased $4,000, or 0.8%, and other non-interest expense increased $4,000, or 0.3%. These increases were partially offset by a decrease in occupancy expense of $147,000, or 10.4%, primarily due to a decrease in snow removal costs of $140,000. FDIC insurance expense decreased $32,000, or 7.4%, and software related expenses decreased $14,000, or 2.1%.

For the three months ended June 30, 2025 and the three months ended March 31, 2025, the efficiency ratio was 74.4% and 83.0%, respectively. For the three months ended June 30, 2025, the adjusted efficiency ratio, a non-GAAP financial measure, was 75.3% compared to 83.0% for the three months ended March 31, 2025. The decreases in the efficiency ratio and the adjusted efficiency ratio were driven by higher revenues during the three months ended June 30, 2025 compared to the three months ended March 31, 2025. The Company’s detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document. See pages 19-21 for the related adjusted efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

4

Income Tax Provision

Income tax expense for the three months ended June 30, 2025 was $1.4 million, with an effective tax rate of 23.7%, compared to $664,000, with an effective tax rate of 22.4%, for the three months ended March 31, 2025. The increase in tax expense is due to higher projected pre-tax income for the twelve months ended December 31, 2025.

Net Income for the Three Months Ended June 30, 2025 Compared to the Three Months Ended June 30, 2024

The Company reported an increase in net income of $1.1 million, or 30.7%, from $3.5 million, or $0.17 per diluted share, for the three months ended June 30, 2024 to $4.6 million, or $0.23 per diluted share, for the three months ended June 30, 2025. Net interest income increased $3.2 million, or 21.9%, provision for credit losses decreased $321,000, non-interest income decreased $423,000, or 11.0%, and non-interest expense increased $1.3 million, or 9.4%, during the same period. Return on average assets and return on average equity were 0.69% and 7.76%, respectively, for the three months ended June 30, 2025, compared to 0.55% and 6.03%, respectively, for the three months ended June 30, 2024.

Net Interest Income and Net Interest Margin

Net interest income increased $3.2 million, or 21.9%, to $17.6 million, for the three months ended June 30, 2025, from $14.5 million for the three months ended June 30, 2024. The increase in net interest income was due to an increase in interest and dividend income of $2.8 million, or 10.5%, and a decrease in interest expense of $362,000, or 2.9%. During the three months ended June 30, 2025, the Company recorded $425,000 in prepayment penalties related to payoffs in the commercial portfolio. The increase in interest income was primarily due to a $129.4 million, or 5.4%, increase in average interest-earning assets and a 20 basis point increase in the average yield on interest-earning assets, from the three months ended June 30, 2024 to the three months ended June 30, 2025.

The net interest margin increased 38 basis points from 2.42% for the three months ended June 30, 2024 to 2.80% for the three months ended June 30, 2025. The net interest margin, on a tax-equivalent basis, was 2.82% for the three months ended June 30, 2025, compared to 2.44% for the three months ended June 30, 2024. Excluding the prepayment penalties discussed above, the net interest margin increased 31 basis points from 2.42%, for the three months ended June 30, 2024 to 2.73%, for the three months ended June 30, 2025. The increase in the net interest margin was primarily due to an increase in the average yield on interest-earning assets and a decrease in the average cost of interest-bearing liabilities.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, increased 20 basis points from 4.49% for the three months ended June 30, 2024 to 4.69%, for the three months ended June 30, 2025. The average loan yield, without the impact of tax-equivalent adjustments, increased 20 basis points from 4.85% for the three months ended June 30, 2024 to 5.05%, for the three months ended June 30, 2025. During the three months ended June 30, 2025, average interest-earning assets increased $129.4 million, or 5.4% to $2.5 billion, primarily due to an increase in average loans of $64.2 million, or 3.2%, an increase in average short-term investments, consisting of cash and cash equivalents, of $44.3 million, or 309.1%, and an increase in average securities of $20.2 million, or 5.7%.

The average cost of total funds, including non-interest bearing accounts and borrowings, decreased 18 basis points from 2.16% for the three months ended June 30, 2024 to 1.98% for the three months ended June 30, 2025. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 14 basis points from 0.87% for the three months ended June 30, 2024 to 1.01% for the three months ended June 30, 2025. The average cost of time deposits decreased 70 basis points from 4.39% for the three months ended June 30, 2024 to 3.69% for the three months ended June 30, 2025. The average cost of borrowings, including subordinated debt, increased four basis points from 5.00% for the three months ended June 30, 2024 to 5.04%, for the three months ended June 30, 2025. Average demand deposits, an interest-free source of funds, increased $24.1 million, or 4.4%, from $548.8 million, or 25.7% of total average deposits, for the three months ended June 30, 2024, to $572.8 million, or 24.9% of total average deposits, for the three months ended June 30, 2025.

5

Reversal of Credit Losses

During the three months ended June, 30, 2025, the Company recorded a reversal of credit losses of $615,000, compared to a reversal of credit losses of $294,000 during the three months ended June 30, 2024. The reversal of credit losses recorded during the three months ended June 30, 2025 was a result of a recovery in the amount of $624,000 on a previously charged-off commercial relationship acquired on October 21, 2016 from Chicopee Bancorp, Inc. As of June 30, 2025, the relationship has been paid in full and the Company does not expect to charge-off or recover any additional funds from the borrower. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, tariffs, inflation and concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

The Company recorded net recoveries of $585,000 for the three months ended June 30, 2025, as compared to net charge-offs of $10,000 for the three months ended June 30, 2024.

Non-Interest Income

Non-interest income decreased $423,000, or 11.0%, to $3.4 million for the three months ended June 30, 2025, from $3.8 million for the three months ended June 30, 2024. During the three months ended June 30, 2025, service charges and fees on deposits increased $187,000, or 8.0%, income from BOLI increased $14,000, or 2.8%, from $502,000 for the three months ended June 30, 2024 to $516,000 for the three months ended June 30, 2025.

During the three months ended June 30, 2025, the Company reported an unrealized gain on marketable equity securities of $25,000, compared to unrealized gain on marketable equity securities of $4,000 during the three months ended June 30, 2024. During the three months ended June 30, 2025, the Company reported a gain of $243,000 on non-marketable equity investments, compared to a gain of $987,000 on non-marketable equity investments during the three months ended June 30, 2024. During the three months ended June 30, 2025, the Company reported $95,000 in other income from loan-level swap fees on commercial loans and did not have comparable income during the three months ended June 30, 2024. During the three months ended June 30, 2025, the Company reported $4,000 in gains from mortgage banking activities and did not have comparable income during the three months ended June 30, 2024.

Non-Interest Expense

For the three months ended June 30, 2025, non-interest expense increased $1.3 million, or 9.4%, to $15.7 million from $14.3 million for the three months ended June 30, 2024. The increase in non-interest expense was due to an increase in salaries and benefits of $930,000, or 11.8%, an increase in advertising and marketing expense of $104,000, or 30.7%, an increase in data processing expense of $87,000, or 10.3%, an increase in software related expense of $79,000, or 14.0%, an increase in FDIC insurance expense of $76,000, or 23.5%, an increase in occupancy expense of $47,000, or 3.9%, an increase in professional fees of $42,000, or 7.2%, an increase in debit card and ATM processing fees of $31,000, or 4.8%, an increase in furniture and equipment expense of $8,000, or 1.7%, and a decrease in other non-interest expense of $62,000, or 4.4%.

For the three months ended June 30, 2025, the efficiency ratio was 74.4%, compared to 78.2% for the three months ended June 30, 2024. For the three months ended June 30, 2025, the adjusted efficiency ratio, a non-GAAP financial measure, was 75.3% compared to 82.7% for the three months ended June 30, 2024. The decreases in the efficiency ratio and the adjusted efficiency ratio were driven by an increase in total revenues, defined as the sum of net interest income and non-interest income, during the three months ended June 30, 2025, compared to the three months ended June 30, 2024. See pages 19-21 for the related ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

6

Income Tax Provision

Income tax expense for the three months ended June 30, 2025 was $1.4 million, or an effective tax rate of 23.7%, compared to $771,000, or an effective tax rate of 18.0%, for the three months ended June 30, 2024. The increase is due to higher projected pre-tax income for the twelve months ended December 31, 2025.

Net Income for the Six Months Ended June 30, 2025 Compared to the Six Months Ended June 30, 2024

For the six months ended June 30, 2025, the Company reported net income of $6.9 million, or $0.34 per diluted share, compared to $6.5 million, or $0.31 per diluted share, for the six months ended June 30, 2024. Return on average assets and return on average equity were 0.52% and 5.87% for the six months ended June 30, 2025, respectively, compared to 0.51% and 5.53% for the six months ended June 30, 2024, respectively.

Net Interest Income and Net Interest Margin

During the six months ended June 30, 2025, net interest income increased $3.4 million, or 11.3%, to $33.2 million, compared to $29.8 million for the six months ended June 30, 2024. The increase in net interest income was due to an increase in interest income of $4.6 million, or 8.7%, partially offset by an increase in interest expense of $1.3 million, or 5.4%.

For the six months ended June 30, 2025, the net interest margin increased 14 basis points from 2.50% for the six months ended June 30, 2024 to 2.64%. The net interest margin, on a tax-equivalent basis, was 2.66% for the six months ended June 30, 2025, compared to 2.52% for the six months ended June 30, 2024. During the six months ended June 30, 2025 and the six months ended June 30, 2024, the Company recorded $425,000 and $8,000, respectively, in prepayment penalties related to payoffs in the commercial portfolio. Excluding the prepayment penalties, the net interest margin increased 11 basis points from 2.50% for the six months ended June 30, 2024 to 2.61% for the six months ended June 30, 2025.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.63% for the six months ended June 30, 2025, compared to 4.47% for the six months ended June 30, 2024. The average loan yield, without the impact of tax-equivalent adjustments, was 4.97% for the six months ended June 30, 2025, compared to 4.84% for the six months ended June 30, 2024. During the six months ended June 30, 2025, average interest-earning assets increased $128.0 million, or 5.3%, to $2.5 billion, from the same period in 2024. The increase was primarily due to an increase in average loans of $58.0 million, or 2.9%, an increase in average short-term investments, consisting of cash and cash equivalents, of $55.4 million, or 467.4%, and an increase in average securities of $13.1 million, or 3.7%.

The average cost of total funds, including non-interest bearing accounts and borrowings, was 2.07% for each of the six months ended June 30, 2025 and June 30, 2024. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 23 basis points to 1.05% for the six months ended June 30, 2025, from 0.82% for the six months ended June 30, 2024. The average cost of time deposits decreased 36 basis points from 4.26% for the six months ended June 30, 2024 to 3.90% for the six months ended June 30, 2025. The average cost of borrowings, including subordinated debt, increased eight basis points from 4.96% for the six months ended June 30, 2024 to 5.04% for the six months ended June 30, 2025. Average demand deposits, an interest-free source of funds, increased $18.0 million, or 3.3%, from $553.2 million, or 25.9% of total average deposits, for the six months ended June 30, 2024 to $571.2 million, or 24.8% of total average deposits, for the six months ended June 30, 2025.

7

Reversal of Credit Losses

During the six months ended June 30, 2025, the Company recorded a reversal of credit losses of $473,000, compared to a reversal of credit losses of $844,000 during the six months ended June 30, 2024. The decrease was primarily due to changes in the loan mix as well as economic environment and related adjustments to the quantitative components of the CECL methodology. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, tariffs, inflation and concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

The Company recorded net recoveries of $556,000 for the six months ended June 30, 2025, as compared to net recoveries of $57,000 for the six months ended June 30, 2024. During the six months ended June 30, 2025, the Company recorded a recovery of $624,000 on a previously charged-off commercial relationship acquired on October 21, 2016 from Chicopee Bancorp, Inc. As of June 30, 2025, the relationship has been paid in full and the Company does not expect to charge-off or recover any additional funds from the borrower.

Non-Interest Income

For the six months ended June 30, 2025, non-interest income decreased $338,000, or 5.2%, from $6.5 million during the six months ended June 30, 2024 to $6.2 million. During the same period, service charges and fees on deposits increased $252,000, or 5.5%, and income from BOLI increased $34,000, or 3.6%. During the six months ended June 30, 2025, the Company reported a gain of $243,000 on non-marketable equity investments, compared to a gain of $987,000 during the six months ended June 30, 2024. During the six months ended June 30, 2025, the Company reported $95,000 in other income from loan-level swap fees on commercial loans and did not have comparable income during the six months ended June 30, 2024. During the six months ended June 30, 2025, the Company reported unrealized gains on marketable equity securities of $20,000, compared to unrealized gains on marketable equity securities of $12,000 during the six months ended June 30, 2024. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes. During the six months ended June 30, 2025, the Company reported $11,000 in gains from mortgage banking activities and did not have comparable gains or losses during the six months ended June 30, 2024. In addition, during the six months ended June 30, 2024, the Company reported a loss on the disposal of premises and equipment of $6,000 and did not have a comparable gain or loss during the six months ended June 30, 2025.

Non-Interest Expense

For the six months ended June 30, 2025, non-interest expense increased $1.7 million, or 6.0%, to $30.8 million, compared to $29.1 million for the six months ended June 30, 2024. The increase in non-interest expense was primarily due to an increase in salaries and employee benefits of $1.1 million, or 6.8%, due to an increase in deferred compensation expense to reflect updated performance award estimates. Advertising expense increased $184,000, or 26.7%, data processing increased $107,000, or 6.3%, FDIC insurance expense increased $97,000, or 13.2%, occupancy expense increased $96,000, or 3.7%, debit card and ATM processing fees increased $56,000, or 4.7%, software related expenses increased $39,000, or 3.1%, professional fees increased $19,000, or 1.7%, furniture and equipment expense increased $11,000, or 1.1%, and other non-interest expense increased $36,000, or 1.4%.

For the six months ended June 30, 2025, the efficiency ratio was 78.4%, compared to 80.1% for the six months ended June 30, 2024. For the six months ended June 30, 2025, the adjusted efficiency ratio, a non-GAAP financial measure, was 78.9%, compared to 82.4% for the six months ended June 30, 2024. The decreases in the efficiency ratio and the adjusted efficiency ratio were driven by higher revenues, defined as the sum of net interest income and non-interest income, during the six months ended June 30, 2025, compared to the six months ended June 30, 2024. The adjusted efficiency ratio is a non-GAAP measure. See pages 19-21 for the related efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the six months ended June 30, 2025 was $2.1 million, representing an effective tax rate of 23.2%, compared to $1.6 million, representing an effective tax rate of 19.8%, for six months ended June 30, 2024. The increase is due to higher projected pre-tax income for the twelve months ended December 31, 2025.

Balance Sheet

At June 30, 2025, total assets were $2.7 billion, an increase of $58.1 million, or 2.2%, from December 31, 2024. The increase in total assets was primarily due to an increase in total gross loans of $22.1 million, or 1.1%, an increase in cash and cash equivalents of $26.9 million, or 40.4%, and an increase in investment securities of $10.8 million, or 2.9%.

8

Investments

At June 30, 2025, the investment securities portfolio totaled $376.9 million, or 13.9% of total assets, compared to $366.1 million, or 13.8% of total assets, at December 31, 2024. At June 30, 2025, the Company’s available-for-sale securities portfolio, recorded at fair market value, increased $18.1 million, or 11.3%, from $160.7 million at December 31, 2024 to $178.8 million. The held-to-maturity securities portfolio, recorded at amortized cost, decreased $7.4 million, or 3.6%, from $205.0 million at December 31, 2024 to $197.7 million at June 30, 2025.

At June 30, 2025, the Company reported unrealized losses on the available-for-sale securities portfolio of $26.6 million, or 12.9% of the amortized cost basis of the available-for-sale securities portfolio, compared to unrealized losses of $31.2 million, or 16.2% of the amortized cost basis of the available-for-sale securities at December 31, 2024. At June 30, 2025, the Company reported unrealized losses on the held-to-maturity securities portfolio of $35.4 million, or 17.8% of the amortized cost basis of the held-to-maturity securities portfolio, compared to $39.4 million, or 19.2% of the amortized cost basis of the held-to-maturity securities portfolio at December 31, 2024.

The securities in which the Company may invest are limited by regulation. Federally chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short-term loans to other banks, corporate debt instruments and marketable equity securities. The securities, with the exception of $8.7 million in corporate bonds, are issued by the United States government or government-sponsored enterprises and are therefore either explicitly or implicitly guaranteed as to the timely payment of contractual principal and interest. These positions are deemed to have no credit impairment, therefore, the disclosed unrealized losses with the securities portfolio relate primarily to changes in prevailing interest rates. In all cases, price improvement in future periods will be realized as the issuances approach maturity.

Management regularly reviews the portfolio for securities in an unrealized loss position. At June 30, 2025 and December 31, 2024, the Company did not record any credit impairment charges on its securities portfolio and attributed the unrealized losses primarily due to fluctuations in general interest rates or changes in expected prepayments and not due to credit quality. The primary objective of the Company’s investment portfolio is to provide liquidity and to secure municipal deposit accounts while preserving the safety of principal. The available-for-sale and held-to-maturity portfolios are both eligible for pledging to the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) as collateral for borrowings. The portfolios are comprised of high-credit quality investments and both portfolios generated cash flows monthly from interest, principal amortization and payoffs, which support’s the Bank's objective to provide liquidity.

Total Loans

Total gross loans increased $22.1 million, or 1.1%, from $2.1 billion, or 77.9% of total assets, at December 31, 2024 to $2.1 billion, or 77.1% of total assets, at June 30, 2025. The increase in total gross loans was primarily driven by an increase in residential real estate loans, including home equity loans, of $29.7 million, or 3.8%, and an increase in commercial and industrial loans of $22.8 million, or 10.8%. The increase in commercial and industrial loans was partially due to an increase in line of credit utilization, from 21.9% at December 31, 2024 to 26.1% at June 30, 2025. These increases were partially offset by a decrease in commercial real estate loans of $29.5 million, or 2.7%, and a decrease in consumer loans of $879,000, or 20.0%.

9

The following table presents a summary of the loan portfolio by the major classification of loans at the periods indicated:

	June 30, 2025	December 31, 2024
	(Dollars in thousands)
Commercial real estate loans:
Non-owner occupied	$859,162	$880,828
Owner occupied	187,043	194,904
Total commercial real estate loans	1,046,205	1,075,732

Residential real estate loans:
Residential	677,356	653,802
Home equity	128,003	121,857
Total residential real estate loans	805,359	775,659

Commercial and industrial loans	234,505	211,656

Consumer loans	3,512	4,391
Total gross loans	2,089,581	2,067,438
Unamortized premiums and net deferred loans fees and costs	3,050	2,751
Total loans	$2,092,631	$2,070,189

Credit Quality

Management continues to closely monitor the loan portfolio for any signs of deterioration in borrowers’ financial condition and also in light of speculation that commercial real estate values may deteriorate as the market continues to adjust to higher vacancies and interest rates. We continue to proactively take steps to mitigate risk in our loan portfolio.

Total delinquency was $3.9 million, or 0.18% of total loans, at June 30, 2025, compared to $5.0 million, or 0.24% of total loans at December 31, 2024. At June 30, 2025, nonaccrual loans totaled $5.8 million, or 0.27% of total loans, compared to $5.4 million, or 0.26% of total loans, at December 31, 2024. At June 30, 2025 and December 31, 2024, there were no loans 90 or more days past due and still accruing interest. Total nonaccrual assets totaled $5.8 million, or 0.21% of total assets, at June 30, 2025, compared to $5.4 million, or 0.20% of total assets, at December 31, 2024. At June 30, 2025 and December 31, 2024, the Company did not have any other real estate owned.

At June 30, 2025, the allowance for credit losses was $19.7 million, or 0.94% of total loans and 343.1% of nonaccrual loans, compared to $19.5 million, or 0.94% of total loans and 362.9% of nonaccrual loans, at December 31, 2024. Total criticized loans, defined as special mention and substandard loans, decreased $12.3 million, or 32.0%, from $38.4 million, or 1.9% of total loans, at December 31, 2024 to $26.1 million, or 1.2% of total gross loans, at June 30, 2025.

Our commercial real estate portfolio is comprised of diversified property types and primarily within our geographic footprint. At June 30, 2025, the commercial real estate portfolio totaled $1.0 billion, and represented 50.1% of total gross loans. Of the $1.0 billion, $859.2 million, or 82.1%, was categorized as non-owner occupied commercial real estate and represented 316.9% of the Bank’s total risk-based capital. More details on the diversification of the loan portfolio are available in the supplementary earnings presentation.

10

Deposits

At June 30, 2025, total deposits were $2.3 billion and increased $67.5 million, or 3.0%, from December 31, 2024. Core deposits, which the Company defines as all deposits except time deposits, increased $81.4 million, or 5.2%, from $1.6 billion, or 68.9% of total deposits, at December 31, 2024, to $1.6 billion, or 70.4% of total deposits, at June 30, 2025. Non-interest-bearing deposits increased $29.6 million, or 5.2%, to $595.3 million, and represent 25.5% of total deposits, money market accounts increased $25.3 million, or 3.8%, to $686.8 million, interest-bearing checking accounts increased $18.3 million, or 12.2%, to $168.7 million, and savings accounts increased $8.1 million, or 4.5%, to $189.7 million.

Time deposits decreased $13.9 million, or 2.0%, from $703.6 million at December 31, 2024 to $689.7 million at June 30, 2025. Brokered time deposits, which are included in time deposits, totaled $1.7 million at December 31, 2024. The Company did not have brokered time deposits at June 30, 2025. We continue our disciplined and focused approach to core relationship management and customer outreach to meet funding requirements and liquidity needs, with an emphasis on retaining a long-term core customer relationship base by competing for and retaining deposits in our local market. At June 30, 2025, the Bank’s uninsured deposits totaled $688.4 million, or 29.5% of total deposits, compared to $643.6 million, or 28.4% of total deposits, at December 31, 2024.

The table below is a summary of our deposit balances for the periods noted:

	June 30, 2025	December 31, 2024	June 30, 2024
	(Dollars in thousands)
Core Deposits:
Demand accounts	$595,263	$565,620	$553,329
Interest-bearing accounts	168,679	150,348	149,100
Savings accounts	189,716	181,618	186,171
Money market accounts	686,774	661,478	611,501
Total Core Deposits	$1,640,432	$1,559,064	$1,500,101
Time Deposits:	689,681	703,583	671,708
Total Deposits:	$2,330,113	$2,262,647	$2,171,809

FHLB and Subordinated Debt

At June 30, 2025, total borrowings decreased $1.3 million, or 1.1%, from $123.1 million at December 31, 2024 to $121.8 million. At June 30, 2025, short-term borrowings decreased $1.4 million, or 25.1%, to $4.0 million, compared to $5.4 million at December 31, 2024. Long-term borrowings were $98.0 million at June 30, 2025 and December 31, 2024. At June 30, 2025 and December 31, 2024, borrowings also consisted of $19.8 million in fixed-to-floating rate subordinated notes.

As of June 30, 2025, the Company had $452.7 million of additional borrowing capacity at the FHLB, $383.8 million of additional borrowing capacity under the FRB Discount Window and $25.0 million of other unsecured lines of credit with correspondent banks.

Capital

At June 30, 2025, shareholders’ equity was $239.4 million, or 8.8% of total assets, compared to $235.9 million, or 8.9% of total assets, at December 31, 2024. The change was primarily attributable to a decrease in accumulated other comprehensive loss of $3.5 million, cash dividends paid of $2.9 million, repurchase of shares at a cost of $4.7 million, partially offset by net income of $6.9 million. At June 30, 2025, total shares outstanding were 20,494,501. The Company’s regulatory capital ratios continue to be strong and in excess of regulatory minimum requirements to be considered well-capitalized as defined by regulators and internal Company targets.

	June 30, 2025		December 31, 2024
	Company	Bank	Company	Bank
Total Capital (to Risk Weighted Assets)	14.42%	13.69%	14.38%	13.65%
Tier 1 Capital (to Risk Weighted Assets)	12.40%	12.67%	12.37%	12.64%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	12.40%	12.67%	12.37%	12.64%
Tier 1 Leverage Ratio (to Adjusted Average Assets)	9.10%	9.29%	9.14%	9.34%

11

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, and business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

•	unpredictable changes in general economic or political conditions, financial markets, fiscal, monetary and regulatory policies, including actual or potential stress in the banking industry;
•	unstable political and economic conditions, including changes in tariff policies, which could materially impact credit quality trends and the ability to generate loans and gather deposits;
•	inflation and governmental responses to inflation, including recent sustained increases and potential future increases in interest rates that reduce margins;
•	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Basel guidelines, capital requirements and other applicable laws and regulations;
•	significant changes in accounting, tax or regulatory practices or requirements;
•	new legal obligations or liabilities or unfavorable resolutions of litigation;
•	disruptive technologies in payment systems and other services traditionally provided by banks;
•	the highly competitive industry and market area in which we operate;
•	operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cybersecurity, technological changes, vendor issues, business interruption, and fraud risks;
•	failure or circumvention of our internal controls or procedures;
•	changes in the securities markets which affect investment management revenues;
•	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
•	the soundness of other financial services institutions which may adversely affect our credit risk;
•	certain of our intangible assets may become impaired in the future;
•	the duration and scope of potential pandemics, including the emergence of new variants and the response thereto;
•	new lines of business or new products and services, which may subject us to additional risks;
•	changes in key management personnel which may adversely impact our operations;
•	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
•	other risk factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

12

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
	2025	2025	2024	2024	2024	2025	2024
INTEREST AND DIVIDEND INCOME:
Loans	$26,214	$24,984	$25,183	$25,134	$24,340	$51,198	$48,581
Securities	2,588	2,422	2,273	2,121	2,141	5,010	4,255
Other investments	169	191	214	189	148	360	284
Short-term investments	641	840	916	396	173	1,481	286
Total interest and dividend income	29,612	28,437	28,586	27,840	26,802	58,049	53,406

INTEREST EXPENSE:
Deposits	10,437	11,376	11,443	11,165	10,335	21,813	19,628
Short-term borrowings	47	54	60	71	186	101	469
Long-term debt	1,232	1,219	1,557	1,622	1,557	2,451	2,985
Subordinated debt	254	254	253	254	254	508	508
Total interest expense	11,970	12,903	13,313	13,112	12,332	24,873	23,590

Net interest and dividend income	17,642	15,534	15,273	14,728	14,470	33,176	29,816

(REVERSAL OF) PROVISION FOR CREDIT LOSSES	(615)	142	(762)	941	(294)	(473)	(844)

Net interest and dividend income after (reversal of) provision for credit losses	18,257	15,392	16,035	13,787	14,764	33,649	30,660

NON-INTEREST INCOME:
Service charges and fees on deposits	2,528	2,284	2,301	2,341	2,341	4,812	4,560
Income from bank-owned life insurance	516	473	486	470	502	989	955
Unrealized gain (loss) on marketable equity securities	25	(5)	(9)	10	4	20	12
Gain (loss) on sale of mortgages	4	7	(11)	246	—	11	—
Gain on non-marketable equity investments	243	—	300	—	987	243	987
Loss on disposal of premises and equipment	—	—	—	—	—	—	(6)
Other income	95	—	187	74	—	95	—
Total non-interest income	3,411	2,759	3,254	3,141	3,834	6,170	6,508

NON-INTEREST EXPENSE:
Salaries and employees benefits	8,831	8,413	8,429	8,112	7,901	17,244	16,145
Occupancy	1,265	1,412	1,256	1,217	1,218	2,677	2,581
Furniture and equipment	491	487	505	483	483	978	967
Data processing	933	882	900	869	846	1,815	1,708
Software	645	659	642	612	566	1,304	1,265
Debit/ATM card processing expense	674	577	593	649	643	1,251	1,195
Professional fees	623	546	471	540	581	1,169	1,150
FDIC insurance	399	431	389	338	323	830	733
Advertising	443	429	310	271	339	872	688
Other	1,352	1,348	1,431	1,315	1,414	2,700	2,664
Total non-interest expense	15,656	15,184	14,926	14,406	14,314	30,840	29,096

INCOME BEFORE INCOME TAXES	6,012	2,967	4,363	2,522	4,284	8,979	8,072

INCOME TAX PROVISION	1,422	664	1,075	618	771	2,086	1,598
NET INCOME	$4,590	$2,303	$3,288	$1,904	$3,513	$6,893	$6,474

Basic earnings per share	$0.23	$0.11	$0.16	$0.09	$0.17	$0.34	$0.31
Weighted average shares outstanding	20,210,650	20,385,481	20,561,749	20,804,162	21,056,173	20,297,582	21,118,571
Diluted earnings per share	$0.23	$0.11	$0.16	$0.09	$0.17	$0.34	$0.31
Weighted average diluted shares outstanding	20,312,881	20,514,098	20,701,276	20,933,833	21,163,762	20,413,006	21,217,543

Other Data:
Return on average assets (1)	0.69%	0.35%	0.49%	0.29%	0.55%	0.52%	0.51%
Return on average equity (1)	7.76%	3.94%	5.48%	3.19%	6.03%	5.87%	5.53%
Efficiency ratio	74.36%	83.00%	80.56%	80.62%	78.20%	78.38%	80.10%
Adjusted efficiency ratio (2)	75.32%	82.98%	81.85%	80.67%	82.68%	78.91%	82.35%
Net interest margin	2.80%	2.49%	2.41%	2.40%	2.42%	2.64%	2.50%
Net interest margin, on a fully tax-equivalent basis	2.82%	2.51%	2.43%	2.42%	2.44%	2.66%	2.52%
(1) Annualized.
(2) The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments, and loss on disposal of premises and equipment.

13

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
Cash and cash equivalents	$93,308	$110,579	$66,450	$72,802	$53,458
Securities available-for-sale, at fair value	178,785	167,800	160,704	155,889	135,089
Securities held to maturity, at amortized cost	197,671	201,557	205,036	213,266	217,632
Marketable equity securities, at fair value	444	414	397	252	233
Federal Home Loan Bank of Boston and other restricted stock - at cost	5,818	5,818	5,818	7,143	7,143

Loans	2,092,631	2,079,561	2,070,189	2,049,002	2,026,226
Allowance for credit losses	(19,733)	(19,669)	(19,529)	(19,955)	(19,444)
Net loans	2,072,898	2,059,892	2,050,660	2,029,047	2,006,782

Bank-owned life insurance	78,045	77,529	77,056	76,570	76,100
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	1,250	1,344	1,438	1,531	1,625
Other assets	70,443	71,864	73,044	71,492	75,521
TOTAL ASSETS	$2,711,149	$2,709,284	$2,653,090	$2,640,479	$2,586,070

Total deposits	$2,330,113	$2,328,593	$2,262,647	$2,224,206	$2,171,809
Short-term borrowings	4,040	4,520	5,390	4,390	6,570
Long-term debt	98,000	98,000	98,000	128,277	128,277
Subordinated debt	19,771	19,761	19,751	19,741	19,731
Securities pending settlement	—	2,093	8,622	2,513	102
Other liabilities	19,797	18,641	22,770	20,697	23,104
TOTAL LIABILITIES	2,471,721	2,471,608	2,417,180	2,399,824	2,349,593

TOTAL SHAREHOLDERS' EQUITY	239,428	237,676	235,910	240,655	236,477
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,711,149	$2,709,284	$2,653,090	$2,640,479	$2,586,070

14

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
Shares outstanding at end of period	20,494,501	20,774,319	20,875,713	21,113,408	21,357,849

Operating results:
Net interest income	$17,642	$15,534	$15,273	$14,728	$14,470
(Reversal of) provision for credit losses	(615)	142	(762)	941	(294)
Non-interest income	3,411	2,759	3,254	3,141	3,834
Non-interest expense	15,656	15,184	14,926	14,406	14,314
Income before income provision for income taxes	6,012	2,967	4,363	2,522	4,284
Income tax provision	1,422	664	1,075	618	771
Net income	4,590	2,303	3,288	1,904	3,513

Performance Ratios:
Net interest margin	2.80%	2.49%	2.41%	2.40%	2.42%
Net interest margin, on a fully tax-equivalent basis	2.82%	2.51%	2.43%	2.42%	2.44%
Interest rate spread	2.10%	1.74%	1.63%	1.60%	1.66%
Interest rate spread, on a fully tax-equivalent basis	2.12%	1.76%	1.65%	1.62%	1.67%
Return on average assets	0.69%	0.35%	0.49%	0.29%	0.55%
Return on average equity	7.76%	3.94%	5.48%	3.19%	6.03%
Efficiency ratio (GAAP)	74.36%	83.00%	80.56%	80.62%	78.20%
Adjusted efficiency ratio (non-GAAP)(1)	75.32%	82.98%	81.85%	80.67%	82.68%

Per Common Share Data:
Basic earnings per share	$0.23	$0.11	$0.16	$0.09	$0.17
Earnings per diluted share	0.23	0.11	0.16	0.09	0.17
Cash dividend declared	0.07	0.07	0.07	0.07	0.07
Book value per share	11.68	11.44	11.30	11.40	11.07
Tangible book value per share (non-GAAP)(2)	11.01	10.78	10.63	10.73	10.41

Asset Quality:
30-89 day delinquent loans	$2,525	$2,459	$3,694	$3,059	$3,270
90 days or more delinquent loans	1,328	2,027	1,301	1,253	2,280
Total delinquent loans	3,853	4,486	4,995	4,312	5,550
Total delinquent loans as a percentage of total loans	0.18%	0.22%	0.24%	0.21%	0.27%
Nonaccrual loans	$5,752	$6,014	$5,381	$4,873	$5,845
Nonaccrual loans as a percentage of total loans	0.27%	0.29%	0.26%	0.24%	0.29%
Nonaccrual assets as a percentage of total assets	0.21%	0.22%	0.20%	0.18%	0.23%
Allowance for credit losses as a percentage of nonaccrual loans	343.06%	327.05%	362.93%	409.50%	332.66%
Allowance for credit losses as a percentage of total loans	0.94%	0.95%	0.94%	0.97%	0.96%
Net loan (recoveries) charge-offs	$(585)	$29	$(128)	$98	$10
Net loan (recoveries) charge-offs as a percentage of average loans	(0.03)%	0.00%	(0.01)%	0.00%	0.00%

(1)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gains on non-marketable equity investments, and loss on disposal of premises and equipment.
(2)	Tangible book value per share (non-GAAP) represents the value of the Company’s tangible assets divided by its current outstanding shares.

15

The following table sets forth the information relating to our average balances and net interest income for the three months ended June 30, 2025, March 31, 2025 and June 30, 2024 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,081,319	$26,335	5.08%	$2,073,486	$25,105	4.91%	$2,017,127	$24,454	4.88%
Securities(2)	375,074	2,588	2.77	365,371	2,422	2.69	354,850	2,141	2.43
Other investments	15,062	169	4.50	14,819	191	5.23	14,328	148	4.15
Short-term investments(3)	58,622	641	4.39	76,039	840	4.48	14,328	173	4.86
Total interest-earning assets	2,530,077	29,733	4.71	2,529,715	28,558	4.58	2,400,633	26,916	4.51
Total non-interest-earning assets	156,247			156,733			156,701
Total assets	$2,686,324			$2,686,448			$2,557,334

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$165,329	424	1.03	$140,960	250	0.72	$131,449	253	0.77
Savings accounts	188,498	55	0.12	183,869	40	0.09	185,690	51	0.11
Money market accounts	687,621	3,600	2.10	704,215	3,968	2.29	622,062	2,930	1.89
Time deposit accounts	690,555	6,358	3.69	702,748	7,118	4.11	650,054	7,101	4.39
Total interest-bearing deposits	1,732,003	10,437	2.42	1,731,792	11,376	2.66	1,589,255	10,335	2.62
Borrowings	122,070	1,533	5.04	122,786	1,527	5.04	160,484	1,997	5.00
Interest-bearing liabilities	1,854,073	11,970	2.59	1,854,578	12,903	2.82	1,749,739	12,332	2.83
Non-interest-bearing deposits	572,833			569,638			548,781
Other non-interest-bearing liabilities	22,207			25,464			24,453
Total non-interest-bearing liabilities	595,040			595,102			573,234
Total liabilities	2,449,113			2,449,680			2,322,973
Total equity	237,211			236,768			234,361
Total liabilities and equity	$2,686,324			$2,686,448			$2,557,334
Less: Tax-equivalent adjustment(2)		(121)			(121)			(114)
Net interest and dividend income		$17,642			$15,534			$14,470
Net interest rate spread(4)			2.10%			1.74%			1.66%
Net interest rate spread, on a tax-equivalent basis(5)			2.12%			1.76%			1.67%
Net interest margin(6)			2.80%			2.49%			2.42%
Net interest margin, on a tax-equivalent basis(7)			2.82%			2.51%			2.44%
Ratio of average interest-earning
assets to average interest-bearing liabilities			136.46%			136.40%			137.20%

16

The following tables set forth the information relating to our average balances and net interest income for the six months ended June 30, 2025 and 2024 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Six Months Ended June 30,
	2025			2024
	Average Balance	Interest	Average Yield/ Cost(8)	Average Balance	Interest	Average Yield/ Cost(8)

	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,077,424	$51,440	4.99%	$2,019,420	$48,805	4.86%
Securities(2)	370,249	5,010	2.73	357,171	4,255	2.40
Other investments	14,941	360	4.86	13,411	284	4.26
Short-term investments(3)	67,282	1,481	4.44	11,857	286	4.85
Total interest-earning assets	2,529,896	58,291	4.65	2,401,859	53,630	4.49
Total non-interest-earning assets	156,489			155,555
Total assets	$2,686,385			$2,557,414

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$153,212	674	0.89%	$133,504	488	0.74%
Savings accounts	186,196	95	0.10	185,907	90	0.10
Money market accounts	695,872	7,569	2.19	624,164	5,517	1.78
Time deposit accounts	696,618	13,475	3.90	638,970	13,533	4.26
Total interest-bearing deposits	1,731,898	21,813	2.54	1,582,545	19,628	2.49
Short-term borrowings and long-term debt	122,426	3,060	5.04	160,643	3,962	4.96
Total interest-bearing liabilities	1,854,324	24,873	2.70	1,743,188	23,590	2.72
Non-interest-bearing deposits	571,245			553,246
Other non-interest-bearing liabilities	23,826			25,672
Total non-interest-bearing liabilities	595,071			578,918

Total liabilities	2,449,395			2,322,106
Total equity	236,990			235,308
Total liabilities and equity	$2,686,385			$2,557,414
Less: Tax-equivalent adjustment(2)		(242)			(224)
Net interest and dividend income		$33,176			$29,816
Net interest rate spread(4)			1.92%			1.75%
Net interest rate spread, on a tax-equivalent basis (5)			1.95%			1.77%
Net interest margin(6)			2.64%			2.50%
Net interest margin, on a tax-equivalent basis(7)			2.66%			2.52%
Ratio of average interest-earning
assets to average interest-bearing liabilities			136.43%			137.79%
(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.
(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(8)	Annualized.

17

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its results of operations and financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
	(Dollars in thousands, except per share data)

Loan interest (no tax adjustment)	$26,214	$24,984	$25,183	$25,134	$24,340
Tax-equivalent adjustment	121	121	128	119	114
Loan interest (tax-equivalent basis)	$26,335	$25,105	$25,311	$25,253	$24,454

Net interest income (no tax adjustment)	$17,642	$15,534	$15,273	$14,728	$14,470
Tax equivalent adjustment	121	121	128	119	114
Net interest income (tax-equivalent basis)	$17,763	$15,655	$15,401	$14,847	$14,584

Net interest income (no tax adjustment)	$17,642	$15,534	$15,273	$14,728	$14,470
Less:
Prepayment penalties and fees	425	—	—	—	8
Adjusted net interest income (non-GAAP)	$17,217	$15,534	$15,273	$14,728	$14,462

Average interest-earning assets	$2,530,077	$2,529,715	$2,517,017	$2,441,236	$2,400,633
Net interest margin (no tax adjustment)	2.80%	2.49%	2.41%	2.40%	2.42%
Net interest margin, tax-equivalent	2.82%	2.51%	2.43%	2.42%	2.44%
Net interest margin, excluding prepayment penalties and fees (non-GAAP)	2.73%	2.49%	2.41%	2.40%	2.42%

Book Value per Share (GAAP)	$11.68	$11.44	$11.30	$11.40	$11.07
Non-GAAP adjustments:
Goodwill	(0.61)	(0.60)	(0.60)	(0.59)	(0.58)
Core deposit intangible	(0.06)	(0.06)	(0.07)	(0.08)	(0.08)
Tangible Book Value per Share (non-GAAP)	$11.01	$10.78	$10.63	$10.73	$10.41

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	For the quarter ended
	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
	(Dollars in thousands)

Efficiency Ratio:
Non-interest Expense (GAAP)	$15,656	$15,184	$14,926	$14,406	$14,314

Net Interest Income (GAAP)	$17,642	$15,534	$15,273	$14,728	$14,470

Non-interest Income (GAAP)	$3,411	$2,759	$3,254	$3,141	$3,834
Non-GAAP adjustments:
Unrealized (gains) losses on marketable equity securities	(25)	5	9	(10)	(4)
Gain on non-marketable equity investments	(243)	—	(300)	—	(987)
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$3,143	$2,764	$2,963	$3,131	$2,843
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$20,785	$18,298	$18,236	$17,859	$17,313

Efficiency Ratio (GAAP)	74.36%	83.00%	80.56%	80.62%	78.20%

Adjusted Efficiency Ratio (Non-interest Expense (GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	75.32%	82.98%	81.85%	80.67%	82.68%

19

	For the six months ended
	6/30/2025	6/30/2024
	(Dollars in thousands)

Loan income (no tax adjustment)	$51,198	$48,581
Tax-equivalent adjustment	242	224
Loan income (tax-equivalent basis)	$51,440	$48,805

Net interest income (no tax adjustment)	$33,176	$29,816
Tax equivalent adjustment	242	224
Net interest income (tax-equivalent basis)	$33,418	$30,040

Net interest income (no tax adjustment)	$33,176	$29,816
Less:
Prepayment penalties and fees	425	8
Adjusted net interest income (non-GAAP)	$32,751	$29,808

Average interest-earning assets	$2,529,896	$2,401,859
Net interest margin (no tax adjustment)	2.64%	2.50%
Net interest margin, tax-equivalent	2.66%	2.52%
Net interest margin, excluding prepayment penalties and fees (non-GAAP)	2.61%	2.50%

Adjusted Efficiency Ratio:
Non-interest Expense (GAAP)	$30,840	$29,096

Net Interest Income (GAAP)	$33,176	$29,816

Non-interest Income (GAAP)	$6,170	$6,508
Non-GAAP adjustments:
Unrealized gains on marketable equity securities	(20)	(12)
Loss on disposal of premises and equipment, net	—	6
Gain on non-marketable equity investments	(243)	(987)
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$5,907	$5,515
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$39,083	$35,331

Efficiency Ratio (GAAP)	78.38%	80.10%

Adjusted Efficiency Ratio (Non-interest Expense (GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	78.91%	82.35%

20